Exhibit 1

1120-68th Avenue N.E.

Calgary, Alberta, Canada T2E 8S5

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, July 20, 2004, 9:00 a.m. (local time)

To Our Shareholders:

Notice is hereby given that the 2004 Annual Meeting of Shareholders (“Annual Meeting”) of NovAtel Inc. (“NovAtel” or the “Company”) will be held at the Company’s headquarters, 1120-68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, on Tuesday, July 20, 2004, at 9:00 a.m. (local time) for the following purposes:

(1)           To elect the Board of Directors;

(2)                                  To approve the appointment of Deloitte & Touche LLP as the auditors of NovAtel;

(3)                                  To approve the amendment of the NovAtel Inc. Employee Stock Option Plan to increase the number of shares authorized for issuance thereunder by 90,000;

(4)                                  To approve the amendment of the NovAtel Inc. Directors Stock Option Plan to decrease the number of shares authorized for issuance thereunder by 50,000;

(5)                                  Receive the consolidated financial statements of NovAtel for the year ended December 31, 2003 and the reports of the auditors thereon; and

(6)           Transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed June 1, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.  Only shareholders of record on the books of the Company as of 5:00 p.m., Tuesday, June 1, 2004, will be entitled to vote at the meeting and any adjournment thereof.

If a shareholder receives more than one form of proxy because the shareholder owns common shares of the Company registered in different names and addresses, each proxy should be completed and returned.

Information relating to matters to be brought before the Annual Meeting is set forth in the Proxy Statement which accompanies this notice and which is expressly made part of this notice.

Shareholders who are unable or do not wish to attend the Annual Meeting are requested to sign, date and return the enclosed form of proxy duly completed to Mellon Investor Services, L.L.C., Proxy Processing, P.O. Box 3720, South Hackensack, NJ 07606-9420, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time set for the Annual Meeting.

SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

Dated: June 17, 2004.

By Order of the Board of Directors
/s/ JEAN-DENIS ROY
Jean-Denis Roy, Corporate Secretary

1120-68th Avenue N.E.

Calgary, Alberta, Canada T2E 8S5

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors and the management of NovAtel Inc. (the “Company”) to be used at the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, July 20, 2004, for the purposes set forth in the foregoing notice.  This proxy statement (the “Proxy Statement”) and the enclosed form of proxy (the “Proxy”) were first sent to shareholders on or about June 29, 2004.

If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon.  IN THE ABSENCE OF ANY DIRECTION TO THE CONTRARY, THE SHARES REPRESENTED BY PROXIES RECEIVED BY THE MANAGEMENT WILL BE VOTED ON ANY POLL FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE APPROVAL OF THE APPOINTMENT OF AUDITORS, FOR THE APPROVAL TO AMEND THE EMPLOYEE STOCK OPTION PLAN AND FOR THE APPROVAL TO AMEND THE DIRECTORS STOCK OPTION PLAN, ALL AS DESCRIBED IN THIS PROXY STATEMENT.  The enclosed form of proxy confers discretionary authority upon each person named therein to appoint a substitute proxyholder, to act with respect to matters not specifically mentioned in the Notice of Annual Meeting, but which may properly come before the Annual Meeting and to act with respect to amendments to or variations of matters identified in the Notice of Annual Meeting.  As at the date hereof, management knows of no such amendment, variation or other matters to come before the meeting other than the matters referred to in the Notice of Annual Meeting and routine matters incidental to the conduct of the Annual Meeting.  If any further or other business is properly brought before the Annual Meeting, it is intended to vote on such other business in such manner as the person appointed as proxy then considers to be proper.

Any shareholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time insofar as it has not been exercised by depositing a duly exercised instrument in writing revoking the proxy either at the Company’s office at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof at which the proxy is to be used or with the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof or in any other manner permitted by law.

The dollar amounts presented in this Proxy Statement are in Canadian currency unless otherwise noted
(CDN$1 = US$0.7738  on December 31, 2003), and are presented in accordance with accounting principles generally accepted in Canada.

VOTING SECURITIES

Unless otherwise noted, all information presented is as at June 1, 2004.

The Board of Directors has fixed June 1, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  Only shareholders of record on the books of the Company as of 5:00 p.m., Tuesday, June 1, 2004, (the “Record Date”) will be entitled to vote at the Annual Meeting.

As of the close of business on the Record Date, there were 8,059,943 Common Shares of the Company outstanding, with each Common Share entitling the holder to one vote per share.  The holders of not less than 33 1/3% of the issued and outstanding Common Shares of the Company as of the Record Date, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting and will determine whether or not a quorum is present.  The inspector of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Election of Directors.  The affirmative vote of a majority of votes cast in person or by proxy by the holders of Common Shares is required to elect a director.  For this proposal, votes may be cast “For” or “Withhold From Voting For” each nominee; abstentions and broker non-votes will be excluded entirely from the vote and will have no effect.  Shareholders may not cumulate their votes in the election of directors.

Appointment of Auditors.  The affirmative vote of a majority of votes cast in person or by proxy by the holders of Common Shares is required for the appointment of the auditors. For this proposal, votes may be cast “For” or “Withhold From Voting For”; abstentions and broker non-votes will be excluded entirely from the vote and will have no effect.

Amend Employee Stock Option Plan.  The affirmative vote of a majority of votes cast in person or by proxy by the holders of Common Shares is required to amend the Employee Stock Option Plan. For this proposal, votes may be cast “For” or “Withhold From Voting For”; abstentions and broker non-votes will be excluded entirely from the vote and will have no effect.

Amend Directors Stock Option Plan.  The affirmative vote of a majority of votes cast in person or by proxy by the holders of Common Shares is required to amend the Directors Stock Option Plan.  For this proposal, votes may be cast “For” or “Withhold From Voting For”; abstentions and broker non-votes will be excluded entirely from the vote and will have no effect.

FORM 20-F

Shareholders may obtain without charge a copy of the Company’s 2003 Annual Report on Form 20-F as filed with the Securities and Exchange Commission.  For copies, please contact Sonia Ross at the Company’s principal executive office address:  NovAtel Inc., 1120-68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, or view the Annual Report on Form 20-F on the Company’s website: www.novatel.com.

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next Annual Meeting of Shareholders or until their successors shall have been elected.  The number of directors to be elected is eight.  All of the nominees for director for the coming year served on the Board of Directors during the previous year.

In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of all such nominees to the Board of Directors.

Set forth below is certain information concerning the nominees which is based on data furnished by them.

Name of Nominee	Age	Principal Occupation	Director Since	Number and Type of Securities Owned or Controlled
Gregory O. Baylin	34	Principal with ONCAP Management Partners	2001	4,474,500	(1)
Werner Gartner	47	Executive Vice President and Chief Financial Officer, NovAtel Inc	2001	109,750	(2)
Jonathan W. Ladd	48	President and Chief Executive Officer, NovAtel Inc.	2002	27,500	(3)
Richard D. Orman	55	Executive Vice Chairman, Exceed Energy Inc.	1994	4,500	(4)
Joel A. Schleicher	52	Chairman and Chief Executive Officer for Integrated Solutions, Inc.	1997	3,500	(5)
Charles R. Trimble	62	Chairman, United States GPS Industry Council (USGIC)	2002	3,500	(5)
David E. Vaughn	58	President Foursome Technologies	2001	—
Gregory A. Yeldon	44	Vice President and Chief Financial Officer, CMC Electronics Inc. (“CMC Electronics”)	1998	4,474,500	(1)

(1)                                  Represents Common Shares held by CMC Electronics with whom Messrs. Yeldon and Baylin are affiliated.

(2)                                  Represents Common Shares including 98,250 vested stock options to purchase Common Shares.

(3)                                  Represents Common Shares including 7,500 vested stock options to purchase Common Shares.

(4)                                  Represents Common Shares including 3,500 vested stock options to purchase Common Shares.

(5)                                  Represents vested stock options to purchase Common Shares.

The following is a brief biography of each nominee, which includes a description of their present occupation and their principal occupations during at least the past five years.

Gregory O. Baylin

Mr. Baylin has served as a director of the Company since August 2001. Since January 2000, Mr. Baylin has been a principal with ONCAP Management Partners, an organization controlled by Onex Corporation, which controls, directly and indirectly, a majority of the common shares of CMC Electronics. From September 1994 to December 1999, Mr. Baylin served in various capacities, including as an Associate Director, with Scotia Capital Markets. Mr. Baylin also serves as a director of CMC Electronics.

Werner Gartner

Mr. Gartner was appointed Executive Vice President and Chief Financial Officer of the Company in October 1996 and has served as a director of the Company from July 2001. Mr. Gartner also served as a director of the Company from November 1995 until May 1998. From November 2000 to February 2001, Mr. Gartner, in addition to his regular duties, served as Acting Interim President and Chief Executive Officer of the Company. From August 1990 to October 1996, Mr. Gartner served in a variety of financial positions at the Company including Vice President, Finance and Corporate Controller.

Jonathan W. Ladd

Mr. Ladd was appointed President and Chief Executive Officer of the Company in February 2002 and has served as a director of the Company from July 2002. From July 2001 to November 2001, Mr. Ladd served as Senior Vice President, Engineering at Thales Navigation Inc., a satellite positioning product company, and

President of Thales’ Russian subsidiary, Ashtech A/O. From January 1998 to July 2001, Mr. Ladd served in several other management positions at Magellan Corporation, a satellite positioning product company, including Senior Vice President, Advanced Technology Group and Vice President and General Manager of Ashtech Precision Products Business Unit.

Richard D. Orman

Mr. Orman has served as Vice Chairman of the Board of Directors of the Company since March 1997 and as a director of the Company since January 1994. Mr. Orman currently serves as Executive Vice-Chairman of Exceed Energy Inc. From June 1999 to April 2003, Mr. Orman served as Chairman and Chief Executive Officer of Hemisphere International Inc. and currently serves as Chairman. From March 1996 to October 1998, Mr. Orman served as Chairman and Chief Executive Officer of Kappa Energy Company Inc. and as a director until January 2000. From May 1986 to December 1992, Mr. Orman served as a member of the Alberta legislature and as Minister of Employment from May 1986 to September 1988, Minister of Labour from September 1988 to April 1989 and Minister of Energy from April 1989 to December 1992. Mr. Orman has also served as a director of a number of public companies.

Joel A. Schleicher

Mr. Schleicher has served as a director of the Company since March 1997. Since September 2003, Mr. Schleicher has served as Chairman and Chief Executive Officer for Integrated Solutions, Inc. Mr. Schleicher served as Chairman and Chief Executive Officer of Interpath Communications Inc. (prior to its acquisition of USinternetworking, Inc.) from June 2000 to June 2002. Mr. Schleicher also serves as a Director of TechTronic Industries Co. Ltd. Mr. Schleicher served as Chairman and Chief Executive Officer of Expanets, Inc. from June 1998 to January 2000. Mr. Schleicher served as a business consultant, advisor and investor with and to private equity firms from July 1997 to June 1998. From June 1996 to June 1997, Mr. Schleicher served as President and Chief Executive Officer of ProCommunications, Inc. From July 1995 to June 1996, Mr. Schleicher was a private investor. From 1989 to July 1995, Mr. Schleicher served as Chief Operating Officer and director of Nextel Communications, Inc.

Charles R. Trimble

Mr. Trimble has served as a director of the Company since January 2002. Mr. Trimble currently serves as Chairman of the United States GPS Industry Council. Mr. Trimble also serves as a Director of KVH Industries, Inc. In 1978, Mr. Trimble was one of the founders of Trimble Navigation Limited, a provider of GPS and other positioning technologies and products, and served as President, Chief Executive Officer and a director of such company from 1981 to 1998.

David E. Vaughn

Mr. Vaughn has served as a director of the Company since July 2001 and was elected Chairman of the Board of Directors in March 2004. Mr. Vaughn also served as President and Chief Executive Officer of the Company from February 2001 to February 2002. Mr. Vaughn currently serves as President of Foursome Technologies, a consulting firm. From January 1999 to December 2000, Mr. Vaughn served as Senior Vice President and Chief Operations Officer with Magellan Corporation. Also with Magellan Corporation, Mr. Vaughn served as Senior Vice President, Strategic Business Alliances from August 1998 to January 1999. From June 1991 to July 1998, Mr. Vaughn served with Trimble Navigation Limited, a provider of GPS and other positioning technologies and products, in a variety of positions including Executive Vice President, Tracking and Communications Products Division and, most recently, as Executive Vice President, Corporate Business Development.

Gregory A. Yeldon	Mr. Yeldon has served as a director of the Company since May 1998. Mr. Yeldon has served as Chief Financial Officer for CMC Electronics since December 1994.

From October 1994 to July 1995, Mr. Yeldon served as Corporate Controller for CMC Electronics and from February 1988 to December 1994 he served as Finance Director of Micronav International Co.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

The Board of Directors and Committees of the Board

During 2003, the Board of Directors held a total of five meetings.  All members of the Board of Directors attended at least 75% of the meetings of the Board of Directors and all Committees of the Board on which they served.

The Company has an Audit and Finance Committee and a Compensation Committee.

Audit and Finance Committee

The Audit and Finance Committee (“Audit Committee”) assists the Board of Directors of the Company in fulfilling its responsibilities for oversight and supervision of financial and accounting matters. The Audit Committee responsibilities include the engagement or discharge of independent auditors, review with the independent auditors the plan and results of the auditing engagement, review the Company’s internal auditing procedures, system of internal accounting controls and financial management and the making of inquiries into matters within the scope of this Committee’s functions. The members of the Audit Committee are Richard D. Orman, Joel A. Schleicher and Gregory A. Yeldon. The Board of Directors has determined that Messrs. Orman and Schleicher are “independent directors,” as defined in Rule 4200 of the National Association of Securities Dealers’ (“NASD”) listing standards, and that Joel A. Schleicher is the Company’s “audit committee financial expert” as determined under Regulation S-K Item 401(h) of the Securities Exchange Act of 1934.  As a Canadian company, the Company is not currently required to comply with NASD’s independence requirements. The Board of Directors of the Company and the Audit Committee have adopted a written charter of the Audit Committee, which is included in this Proxy Statement as Schedule 1. The Audit Committee reviews and assesses the adequacy of the charter on an annual basis.

The Audit Committee was constituted in March 1997, after completion of the Company’s initial public offering.  During 2003, the Audit Committee held five meetings.  The Audit Committee of the Board will be reconfirmed for the coming year after the Annual Meeting.

Compensation Committee

The function of the Compensation Committee is to ensure that the Company has a high calibre executive management in place and a total compensation plan that is competitive, motivating and rewarding for participants. The Compensation Committee reviews and makes recommendations to the Board of Directors of the Company concerning the compensation of the key management employees of the Company and the administration of the Company’s Employee Stock Option Plan and Directors Stock Option Plan (collectively, the “Plans”). The members of the Compensation Committee are Richard D. Orman, Gregory A. Yeldon and David E. Vaughn. The Board of Directors has determined that Mr. Orman is an “independent director,” as defined in Rule 4200 of the NASD listing standards. As a Canadian company, the Company is not currently required to comply with NASD’s independence requirements.

The Compensation Committee was constituted in March 1997, after completion of the Company’s initial public offering.  During 2003, the Compensation Committee held three meetings and acted by unanimous written consent on one occasion.  The Compensation Committee of the Board will be reconfirmed for the coming year after the Annual Meeting.

Director Nominations

The Corporation does not have a nominating committee. In light of the substantial stock ownership position of CMC Electronics, the Company does not believe that a separate nominating committee is currently necessary. In the interim, all current directors will take part, as necessary, in selecting any required nominees. The Board currently considers candidates for Board membership suggested by its members. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary in writing with any supporting material the shareholder considers appropriate.

Director Independence

The Board of Directors has determined that each of Messrs. Trimble, Orman and Schleicher are “independent directors,” as defined in Rule 4200 of the NASD listing standards.  As a Canadian company, the Company is not currently required to comply with NASD’s independence requirements.

Shareholder Communication with the Board of Directors

Shareholders may send correspondence to the Board of Directors or any other member of the Board of Directors, c/o the Corporate Secretary at our principal executive offices at the address set forth above. The Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Attendance at Annual Meetings

Directors are encouraged to attend in person the Annual Meeting of Shareholders. All Directors attended the Company’s annual meeting in 2003.

Compensation of Directors

Directors do not have service contracts with the Company. The Company compensates its directors who are not employees of the Company in the amount of $20,000 per year, with additional payments of $10,000 annually to both the chairman and all members of the Audit Committee. The chairman of the Audit Committee receives an additional $10,000. In addition, directors are paid $1,000 for attendance at meetings of the Board of Directors, the Compensation Committee and the Audit Committee, with an additional $200 per hour payable for attendance at all supplemental meetings. Notwithstanding the foregoing, the two representatives of CMC Electronics currently on the Board of Directors of the Company, Messrs. Yeldon and Baylin, have waived any fees to which they are otherwise entitled. In addition, all directors are reimbursed for expenses incurred by them in their capacity as directors.

The directors of the Company have not received stock options of the Company as compensation for their services since January 2002.

Compensation Committee Interlocks and Insider Participation

No member of the board of Directors or of the Compensation Committee serves as a member of any other Board of Directors or Compensation Committee which has a relationship with the Company.

Directors’ and Officers’ Insurance

The Company maintains a comprehensive directors and officers liability policy for events arising prior to CMC Electronics acquiring majority control of the Company on April 17, 1998. This policy was purchased for $32,000 for the policy period from December 1, 2000 to December 1, 2004. The policy covers limits of liability for each loss and for each policy period of $10 million with a $250,000 deductible for any claims.

CMC Electronics maintains a comprehensive directors and officers liability policy for events arising subsequent to April 17, 1998 and prior to April 12, 2001. This policy was purchased for the period April 1, 2001 to

April 1, 2007. Directors and officers of the Company are covered by this policy which cover limits of liability for each loss and for the policy period of $35 million with a $250,000 deductible for U.S. securities related claims and $100,000 deductible for other claims. The Company’s share of the premium for this policy was $31,200. Onex Corporation, which controls, directly or indirectly, a majority of the common shares of CMC Electronics, maintains a comprehensive directors and officers liability policy which applies to the Company’s directors and officers for events arising subsequent to April 12, 2001. The Onex Corporation policy, in place until November 29, 2004, covers limits of liability for each loss and for each policy period of U.S.$75 million to be shared with other Onex companies, with U.S.$2.5 million deductible for securities related claims and for U.S. claims and U.S.$1 million deductible for other claims. The Company’s share of the premium for this policy is $26,365.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table provides a summary of the compensation paid during each of the three most recently completed fiscal years to each of the Chief Executive Officer and the four next most highly compensated executive officers of the Company who are currently serving as executive officers of the Company and whose total salary and other compensation during the fiscal year ended December 31, 2003 exceeded $100,000 (the “Named Executive Officers”).

							Long Term Compensation
	Annual Compensation						Awards		Payout
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation		Securities Under Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compensation
		($)		($)	($)		(#)	($)	($)	($)
Jonathan W. Ladd CEO and President	2003	282,383		176,148	14,674	(4)	50,000	—	—	6,079	(2)
	2002	239,038	(1)	119,418	—		30,000	—	—	130,830	(2)

Werner Gartner Executive Vice President and CFO	2003	177,902		79,176	9,129	(4)	15,000	—	—	—
	2002	169,837		69,300	8,359	(4)	15,000	—	—	—
	2001	162,458		33,000	27,024	(3)(4)	12,000	—	—	—

Patrick C. Fenton Chief Technology Officer	2003	154,027		68,551	8,004	(4)	12,500	—	—	—
	2002	149,589		60,000	7,772	(4)	10,000	—	—	—
	2001	136,175		28,500	6,816	(4)	10,000	—	—	—

Farlin A. Halsey Vice President, Marketing	2003	153,524		62,100	7,967	(4)	9,000	—	—	—
	2002	72,329	(5)	32,548	—		20,000	—	—	63,243	(2)

Graham C. Purves Vice President, Sales	2003	143,759		72,800	7,344	(4)	10,500	—	—	—
	2002	136,877		56,000	6,998	(4)	7,500	—	—	—
	2001	126,619		26,500	6,225	(4)	10,000	—	—	—

All directors and executive officers as a group (twelve persons in 2003, ten persons in 2002 and eight persons in 2001)	2003	1,172,999		517,900	54,022					6,079
	2002	550,662		188,718	8,359					236,099
	2001	558,458		33,000	27,024					—

Notes:

(1)                                  Mr. Ladd was appointed Chief Executive Officer and President in February 2002.

(2)                                  Represents total relocation costs paid by the Company.

(3)                                  Includes compensation for Mr. Gartner for assuming, in addition to his regular duties, the duties of Acting Interim President and Chief Executive Officer from November 2000 to February 2001.

(4)                                  Includes matching contributions made by the Company on behalf of each Named Executive Officer into their respective Registered Retirement Savings Plans.

(5)                                  Mr. Halsey was appointed Vice President, Marketing in July 2002.

Options Granted During the Year Ended December 31, 2003

The following table sets forth details of all options to purchase Common Shares that were granted to the Named Executive Officers during the fiscal year ended December 31, 2003.

Name	Securities Under Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Financial Year (%)	Exercise or Base Price (U.S.$/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant (U.S.$)	Expiration Date
Jonathan W. Ladd CEO and President	50,000	26.9	2.25	112,500	February 12, 2013

Werner Gartner Executive Vice President and CFO	15,000	8.1	2.25	33,750	February 12, 2013

Patrick C. Fenton Chief Technology Officer	12,500	6.7	2.25	28,125	February 12, 2013

Farlin A. Halsey Vice President, Marketing	9,000	4.8	2.25	20,250	February 12, 2013

Graham C. Purves Vice President, Sales	10,500	5.6	2.25	23,625	February 12, 2013

Options Exercised During the Year Ended December 31, 2003

The following table sets forth details of: (i) options exercised, and the value thereof, by the Named Executive Officers during the fiscal year end December 31, 2003, (ii) the number of unexercised options as at December 31, 2003 (exercisable and unexercisable) held by the Named Executive Officers and (iii) the value of unexercised “in-the-money” options as at the fiscal year ended December 31, 2003, (exercisable and unexercisable) held by the Named Executive Officers.

Name	Securities Acquired on Exercise	Aggregate Value Realized (U.S.$)	Unexercised Options December 31, 2003 (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options at December 31, 2003 (Exercisable/Unexercisable) (U.S.$)
Jonathan W. Ladd CEO and President	—	—	7,500/72,500	43,275/430,825

Werner Gartner Executive Vice President and CFO	12,000	91,500	95,000/34,000	151,005/206,621

Patrick C. Fenton Chief Technology Officer	17,000	123,525	74,750/26,750	93,976/162,418

Farlin A. Halsey Vice President, Marketing	3,500	24,572	1,500/24,000	7,755/131,730

Graham C. Purves Vice President, Sales	12,000	77,027	57,048/22,875	84,666/139,092

The Company’s Employee Stock Option Plan and Directors Stock Option Plan (collectively, the “Plans”) authorize the grant of options to purchase Common Shares to employees of the Company or employees of a related company and non-employee directors of the Company, respectively.

Each of the Plans may be administered by either the Company’s Board of Directors or by a committee established by the Board of Directors. A committee established by the Board of Directors to administer the Employee Stock Option Plan must include at least one director of the Company.

The Board of Directors or the committee, as the case may be, has all discretion and authority necessary or appropriate to administer each of the Plans including the authority to determine which employees or directors, as the case may be, will be granted options, the number of Common Shares subject to each option and the terms and conditions of such options. The price at which options may be granted under each of the Plans must be fixed by the Board of Directors or the committee, as the case may be, at any price that such Board of Directors or committee, as the case may be, may determine in the exercise of its sole discretion in good faith. The Employee Stock Option Plan imposes certain restrictions on the option price applicable to incentive stock options granted thereunder. The Directors Stock Option Plan provides that the per share exercise price for an option may not be less than the fair market value per Common Share at the date of grant. Under each of the Plans, options issued thereunder must be exercised no later than 10 years from the date granted subject to certain restrictions applicable to options granted to a shareholder who holds more than 10% of the Common Shares, in the case of the Employee Stock Option Plan, and restrictions providing that the maximum number of shares that may be granted to any one individual will not exceed 5% of the outstanding Common Shares, in the case of the Directors Stock Option Plan.

The vesting schedule for each option granted pursuant to the Plans is specified by the Board of Directors or the committee, as the case may be, at the time of the grant. The vesting of outstanding options may be accelerated by the Board of Directors or the committee, as the case may be, at such times and in such amounts as the Board of Directors or the committee, as the case may be, determines in its sole discretion. Options that have been outstanding for at least six months immediately vest upon a change of control and are fully exercisable for a specified number of days depending on the nature of the event resulting in a change of control.

Options granted under the Plans are non-transferable. Vested options granted under each of the Plans terminate on the earlier of: (i) the expiry of the option (as discussed above); (ii) the expiry of 90 days from the date that an optionee ceases to be employed by or a member of the Board of Directors of the Company, as the case may be, for reasons other than death or disability; and (iii) the expiry of one year from the date of death of an optionee or the date that an optionee ceases to be employed by or ceases to be a member of the Board of Directors of the Company, as the case may be, by reason of disability.

Management Employment Contracts

Certain of the Company’s executive officers have employment-related contracts which provide for, among other things, industry standard covenants in the Company’s favour, including non-competition covenants for one year following termination. The contracts also provide that the Company can terminate an officer without cause upon which event the officer is entitled to one times his annual salary plus accelerated vesting of certain options, depending on the agreement. In addition, the contracts contain provisions relating to payments and accelerated vesting of stock options upon a termination within a certain amount of time of a change of control of the Company, with payments ranging from one and one-half to two times salary, depending on the contract.

Equity Compensation Plan Information

The following table gives information about the Company’s shares that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2003.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)

Equity compensation plans approved by security holders	855,225	US$ 4.42	67,003
Equity compensation plans not approved by security holders	—	—	—

(1) Amount includes 17,003 Common Shares of the Company available for future issuance under the Company’s Employee Stock Option Plan at December 31, 2003 and 50,000 Common Shares of the Company available for future issuance under the Company’s Directors Stock Option Plan at December 31, 2003.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and recommends the compensation arrangements for the executive officers of the Company and administers the Company’s stock option plans.  During 2003, the members of the Compensation Committee were Richard D. Orman Gregory A. Yeldon and David E. Vaughn.

Executive compensation is composed of three components:  base salary, annual performance bonuses and long-term incentive awards.  In setting each of these components, the Compensation Committee reviews comparative compensation data of peer companies.

The Compensation Committee reviews and sets the CEO’s base salary and reviews and approves the base salaries of Mr. Gartner and Mr. Fenton as negotiated by the CEO.  The CEO participates in the same programs and receives compensation based on the same factors as the other executive officers.  However, the CEO’s overall compensation reflects a greater degree of policy and decision making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company.  The base salary of Mr. Ladd is $286,000, as of December 31, 2003.  In 2003, Mr. Ladd was granted 50,000 stock options at an exercise price of US$2.25 with an expiration date of ten years from the date of grant.

In 2003, an annual bonus plan for senior management, based on achieving certain levels of operating profit, was approved by the Compensation Committee.  Each year, the Compensation Committee considers the Company’s performance from the prior year and objectives as well as expectations for the Company in the upcoming year.  A bonus, based on this plan, was awarded for 2003 to Mr. Ladd of $176,148.  In recent prior years, annual performance bonuses were awarded based on the executives’ success in achieving budgeted operating profit.

The long-term incentives awarded to the executive officers are stock options awarded at the discretion of the Compensation Committee.  The stock options are used as an incentive for the executive officers to create value for shareholders.  The Compensation Committee views stock options as an important component of its long-term performance based compensation philosophy.  In February, 2003, Mr. Ladd was granted 50,000 stock options at an exercise price of US$2.25.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

June 1, 2004

Gregory A. Yeldon, Acting Chair

Richard D. Orman

David E. Vaughn

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of three directors, Joel A. Schleicher, Richard D. Orman and Gregory A. Yeldon.  Mr. Schleicher and Mr. Orman are “independent directors,” as defined in Rule 4200 of the NASD listing standards, and Mr. Schleicher is the Company’s “audit committee financial expert” as determined under Regulation S-K Item 401(h) of the Securities Exchange Act of 1934.  Mr. Yeldon is a financial officer with the Company’s majority shareholder and, therefore, may not be deemed an “independent director”.  As a Canadian company, the Company is not currently required to comply with NASD’s independence requirements.

The Board of Directors and the Audit Committee have adopted a written charter of the Audit Committee. The Board of Directors and the Audit Committee review and assess the adequacy of the charter on an annual basis.  A copy of the charter is included as Schedule 1 to this Proxy Statement.

The Audit Committee held five meetings in 2003.  The meetings were held for those purposes as set out in the adopted written charter and also to facilitate communications between the Audit Committee, management and the Company’s independent auditors, Deloitte & Touche LLP.

During these meetings, the Audit Committee reviewed and discussed with management the Company’s quarterly financial results and annual audited financial statements prior to release, filing or distribution.  The discussions also included those matters that the Statement on Auditing Standards No. 61 (Communication with Audit Committees) required addressing with the independent auditors.  The Company’s independent auditors also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

June 1, 2004

Joel A. Schleicher, Chair

Richard D. Orman

Gregory A. Yeldon

Certain Relationships and Related Transactions

On April 17, 1998, CMC Electronics purchased approximately 58% of the Company’s total shares outstanding from the Company’s two principal shareholders.  On April 11, 2001, an investor group led by ONCAP L.P. (“ONCAP”) acquired control of the Company through the acquisition of CMC Electronics.

On May 14, 2003, the Company acquired CMC Electronics’ non-aviation L1 GPS OEM product line. The purchase price was comprised of $150,000 at closing and $600,000 payable over time as a royalty on the revenue generated by this product line. The Company expects the $600,000 royalty payment will be paid out by the end of 2005. The transaction was reviewed and approved by a committee of independent directors of the Board of Directors of the Company.

In 2003, the Company purchased $2.8 million of products, $157,000 of contracted engineering services and $408,000 of miscellaneous services, primarily legal and insurance related, from CMC Electronics. Also, related to the acquisition of the CMC Electronics’ non-aviation L1 GPS OEM product line, the Company purchased engineering services of $366,000 and paid royalties of $82,000 to CMC Electronics.

During 2003, the Company sold $54,000 of products to CMC Electronics, and charged $261,000 in royalties related to the development of a certified aviation GPS receiver.

The Company and CMC Electronics entered into a strategic co-operation agreement on April 5, 2004, to jointly develop new technology for GPS aviation solutions. The initial term of the agreement is ten years. Under the terms of the agreement, the Company has agreed to develop and supply global positioning products and technology to CMC Electronics. In addition, the Company has agreed to restrictions on its ability to sell its global positioning products and technology to certain specified markets, in consideration for the payment of certain minimum royalty payments.

In 2003, the Company sold $3.1 million of products to Point, Inc. (“Point”), its joint venture with Sokkia Co., Ltd. (“Sokkia”). In addition, the Company provided $261,000 in facilities, computer systems support and research and development support to Point. The above financial transactions between the Company and Point are on a gross basis, before intercompany eliminations.

As at December 31, 2003, the Company and Sokkia had collectively loaned Point U.S.$5.3 million, the Company’s share being U.S.$2.6 million. The loans are secured by the assets of Point. During 2003, the Company and Sokkia advanced U.S.$500,000 in loans to Point with the Company’s share being U.S.$245,000.

David E. Vaughn, a director and the Company’s former Chief Executive Officer and President until February 2002, continued to provide consultant services to the Company on various business matters. The Company paid Mr. Vaughn $38,000 for these services in 2003, and $105,000 in 2002.

Indebtedness of Directors and Executive Officers

No executive officer or director of the Company, or any of their associates or affiliates, are or have been indebted to the Company since the commencement of the last completed financial year of the Company, nor have any of the foregoing been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries since the commencement of the last completed financial year.

PERFORMANCE GRAPH

The following graph compares the percentage change in the Company’s cumulative total shareholder return on its Common Shares for the period from December 31, 1998 to December 31, 2003 with the cumulative total return of the Nasdaq Composite Total Return Index (US), as re-stated, and Standard & Poor’s 500 Technology Information Index.

The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performance of the Company’s Common Shares.

OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth  the ownership of those persons known to the Company to be owners of more than 5% of the Company’s Common Shares and each director and executive officer and all directors and officers as a group:

	Shares Beneficially Owned
Name	Shares	Percent
CMC Electronics Inc. (1)	4,474,500	55.5%
Gregory O. Baylin(2)	4,474,500	55.5%
Patrick C. Fenton(3)	84,625	1.0%
Werner Gartner(4)	109,750	1.3%
Farlin A. Halsey (5)	3,750	*
Jonathan W. Ladd (6)	27,500	*
Richard D. Orman(7)	4,500	*
Graham C. Purves (8)	65,798	*
Joel A. Schleicher(9)	3,500	*
Charles R. Trimble(10)	3,500	*
David E. Vaughn	—	*
Gregory A. Yeldon(2)	4,474,500	55.5%
All directors and executive officers as a group (twelve persons)(11)	4,787,923	57.4%

*              Less than 1%.

(1)                                  The address of CMC Electronics  is 600 Dr. Frederik Philips Boulevard, Ville Saint-Laurent, Quebec, Canada H4M 2S9.

(2)                                  Represents 4,474,500 Common Shares held by CMC Electronics with whom Messrs. Yeldon and Baylin are affiliated.

(3)                                  Represents vested stock options to purchase 84,625 Common Shares of the Company as of June 1, 2004. Includes 4,600 Common Shares owned by Mr. Fenton’s wife.

(4)                                  Includes vested stock options to purchase 98,250 Common Shares of the Company as of June 1, 2004.

(5)                                  Includes vested stock options to purchase 3,750 Common Shares of the Company as of June 1, 2004.

(6)                                  Includes vested stock options to purchase 7,500 Common Shares of the Company as of June 1, 2004.

(7)                                  Includes vested stock options to purchase 3,500 Common Shares of the Company as of June 1, 2004.

(8)                                  Includes vested stock options to purchase 65,798 Common Shares of the Company as of June 1, 2004.

(9)                                  Includes vested stock options to purchase 3,500 Common Shares of the Company as of June 1, 2004.

(10)                            Represents vested stock options to purchase 3,500 Common Shares of the Company as of June 1, 2004.

(11)                          Includes vested stock options to purchase 280,923 Common Shares of the Company as of June 1, 2004.

AUDITORS

At the Annual Meeting, the shareholders will vote on the approval of the appointment of Deloitte & Touche LLP, independent chartered accountants, as independent auditors to audit the consolidated financial statements of the Company for the fiscal year begun January 1, 2004.  Deloitte & Touche LLP have been the Company’s auditors since June 2002.  Arthur Andersen LLP were the Company’s auditors from May 1992 to June 2002. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2002 and December 31, 2003:

Fees	2002 (a)	2003 (b)
Audit Fees (1)	$151,250	$176,120
Audit-Related Fees (2)	—	3,500
Tax Fees (3)	30,700	48,485
All Other Fees (4)	26,332	—
Total Fees	$208,282	$228,105

(a)                                  Consists of fees billed for professional services rendered by Arthur Andersen LLP from January 1, 2002 to June 1, 2002 and by Deloitte & Touche LLP from June 1, 2002 to December 31, 2002.

(b)                                 Fees billed for professional services rendered by Deloitte & Touche LLP from January 1, 2003 to December 31, 2003.

1.  “Audit Fees” consist of fees billed for professional services rendered in connection with the audit of the Company’s consolidated annual financial statements, review of the Company’s quarterly financial statements and the quarterly and annual regulatory filings thereon.

2.  “Audit-Related Fees” consist of fees for professional services rendered in connection with financial accounting and reporting consultations.

3.  “Tax Fees” consist of fees billed for professional services rendered for tax compliance and tax advice. These services include preparation of the Company’s income tax returns, employee-related tax issues and excise tax matters.

4.  “All Other Fees” consist of fees for products and services other than the services reported above. In 2002, this category included fees related to Mezure, Inc.

Effective February 13, 2003, the Audit Committee required pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de-minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange act of 1934.

The Audit Committee reviews all non-audit related services provided by the independent auditors to the Company, at each quarterly meeting.  In 2003, the Audit Committee approved 100% of the non-audit related services provided in 2003, with the exception of certain services which had been in process prior to January 1, 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF THE AUDITORS.

AMENDMENT TO
EMPLOYEE STOCK OPTION PLAN

In October 1996, the Company adopted the Employee Stock Option Plan (the “Option Plan”) pursuant to which an aggregate of 740,000 Common Shares were originally reserved for issuance to eligible employees and other persons.  In July 1998 and July 2002, the shareholders of the Company approved increases in the number of shares authorized for issuance by 250,000 and 125,000, respectively, bringing the total number of shares available under the Option Plan to 1,115,000.

In June 2004, the Board of Directors of the Company amended the Option Plan, subject to shareholder approval at the Annual Meeting, to increase the number of shares authorized for issuance under the Option Plan by 90,000.

The increase in the number of shares authorized for issuance ensures that a sufficient number of Common Shares are available under the Option Plan to be able to grant options to employees in 2004.  As of June 14, 2004, the number of shares available for future grants is 21,083 which would increase to 111,083, if the proposal is approved.

Set forth below is a summary of certain of the principal features of the Option Plan.

Summary of Plan

The Option Plan provides for the granting of stock options (“Options”) to employees and to such other persons that have or will provide some service to the Company or a related Company.  The purpose of the Option Plan is to attract and retain the best available personnel for positions of substantial responsibility.  The Option Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

The price of the Company’s Common Shares subject to each Option (the “Option Price”) is set by the Committee and shall not be less than the fair market value per Common Share in the case of an incentive stock option, and at whatever price the Committee may determine in the exercise of its sole discretion in good faith in the case of an Option that is not an incentive stock option (a “Non-Qualified Stock Option”).

Options granted under the Option Plan are exercisable at the times and on the terms established by the Committee.  The Committee may accelerate the exercisability of any Option.  Options may also be accelerated in the event the Company is liquidated or dissolved or if certain conditions are met with respect to a change of control.

Vested Options terminate 90 days after an optionee’s termination for any reason other than death or disability.  Unvested Options terminate immediately upon the termination of an optionee’s employment or service to the Company.  Unless provided otherwise by the Committee, all Options, except incentive stock options, granted shall expire ten years from the date of grant.  The expiration date shall not be later than ten years from the date of grant for incentive stock options.   However, any Option granted to a greater than ten percent shareholder of the Company shall not be exercised later than five years from the date of grant.  Under the current form of Option agreement, each Option has a term of ten years from the date of grant.  No incentive stock options have been granted.  The Option Price must be paid in full in cash or its equivalent at the time of exercise.  The Committee also may permit payment of the Option Price by the tender of previously acquired Common Shares of the Company or such other mechanism approved by the Committee from time to time.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE AMENDMENT OF THE NOVATEL INC. EMPLOYEE STOCK OPTION PLAN.

AMENDMENT TO

DIRECTORS STOCK OPTION PLAN

In October 1996, the Company adopted the Directors Stock Option Plan (the “Directors Option Plan”) pursuant to which an aggregate of 111,000 Common Shares were originally reserved for issuance to eligible non-employee directors of the Company.  In July 2002, the shareholders of the Company approved an increase in the number of shares authorized for issuance by 35,000, bringing the total number of shares available under the Directors Option Plan to 146,000.

In June 2004, the Board of Directors of the Company amended the Directors Option Plan, subject to shareholder approval at the Annual Meeting, to decrease the number of shares authorized for issuance under the Directors Option Plan by 50,000.  As of June 14, 2004 the number of shares available for future grants is 50,000, which would decrease to nil if the proposal is approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE AMENDMENT OF THE NOVATEL INC. DIRECTORS STOCK OPTION PLAN.

OTHER MATTERS

As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting.  If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

SHAREHOLDER PROPOSALS

If any shareholder intends to present a proposal for action at the Company’s 2005 Annual Meeting and wishes to have such proposal set forth in management’s proxy statement, such shareholder must forward the proposal to the Company so that it is received on or before March 11, 2005.  Proposals should be addressed to the Company at 1120-68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, Attention:  Corporate Secretary.

COST OF SOLICITATION

All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to shareholders, will be paid by the Company.  It is expected that the solicitation will be primarily by mail.  Proxies may also be solicited by personal interviews, telephone or other telecommunication device, by directors, officers and employees of the Company, who will not be specifically remunerated therefor.

APPROVAL BY BOARD OF DIRECTORS

The Board of Directors of the Company has approved the contents of this Proxy Statement and its sending to the shareholders.

Dated: June 17, 2004.
By Order of the Board of Directors
/s/ JEAN-DENIS ROY
Jean-Denis Roy, Corporate Secretary

Schedule “1”

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.                                         Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.  The Audit Committee’s primary duties and responsibilities are to:

-                                            Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

-                                            Monitor the independence and performance of the Company’s independent auditors.

-                                            Provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization.  The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

II.                                     Audit Committee Composition and Meetings

The Audit Committee shall be comprised of a minimum of three directors as determined by the Board, the majority of whom shall be independent, non-executive directors, as defined by and to the extent required by the rules of the National Association of Securities Dealers, Inc. and the SEC.  All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee may designate a Chair by majority vote of the Committee membership.

The Audit Committee will meet as often as it determines, but not less frequently than quarterly.  The Audit Committee will meet separately with the Chief Executive Officer and the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company.  The Audit Committee will meet with the independent auditor of the Company at least quarterly, including upon the completion of the annual audit to review the independent auditor’s examination and management report, outside the presence of management, and at such other times as it deems appropriate.

III.                                 Audit Committee Responsibilities and Duties

Review Procedures

1.                                       Review and reassess the adequacy of this Charter at least annually.  Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.                                       Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.                                       In consultation with management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls.  Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

Review significant findings prepared by the independent auditors together with management responses.

4.                                       Review with management and the independent auditors the company’s quarterly financial results prior to the release of earnings and/or the company’s quarterly financial statements prior to filing or distribution.  Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.  The Chair may represent the entire Audit Committee for purposes of this review.

5.                                       Review the disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer in connection with the certification requirements for the Company’s periodic reports on Form 20-F with respect to any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting;

6.                                       Discuss with management and the Company’s independent auditors any significant changes to generally accepted accounting principles (“GAAP”), SEC or other regulatory accounting policies or standards and any off-balance sheet structures that could impact the Company’s financial statements;

7.                                       Review and discuss with the independent auditors and management the auditor’s reports describing all critical accounting policies and practices to be used, alternative GAAP methods discussed with management, the ramifications of using such alternative methods and the auditor’s preferred method, and any other material communications between the auditor and management;

8.                                       Oversee the adequacy of the Company’s system of internal control over financial reporting, including obtaining reports from the independent auditor regarding such controls and reviewing any significant findings and recommendations of the independent auditors and management’s responses, including any special remedial steps adopted to address material control deficiencies;

Independent Auditors

9.                                       The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.  The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

10.                                 Approve the fees and other compensation to be paid to the independent auditors.

11.                                 On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

12.                                 Review the plan for and the scope of the audit and related services, and pre-approve all audit and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimum exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are approved by the Audit Committee prior to the completion of the audit;

13.                                 Prior to releasing the year end earnings, discuss the results of the audit with the independent auditors.  Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

14.                                 Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

Legal Compliance

15.                                 On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the company’s compliance with applicable laws and regulations and inquiries received from regulators or government agencies.

Other Audit Committee Responsibilities

16.                                 Annually prepare a report to shareholders as required by the SEC.  The report should be included in the Company’s annual proxy statement.

17.                                 Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or Board deems necessary or appropriate.

18.                                 Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

19.                                 Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

20.                                 Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.                                 Review and pre-approve all transactions between the Company and related parties other than compensation transactions.  Related parties mean any director or executive officer of the Company; any nominee for election as a director; any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities; and any member of the immediate family of any of the foregoing persons.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals will be presented to the full Audit Committee at its next scheduled meeting.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the independent auditors.

PROXY	NOVATEL INC.
(the “Company”)
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JULY 20, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND THE
MANAGEMENT OF THE COMPANY

The undersigned holder of Common Shares hereby appoints Jonathan W. Ladd, President and Chief Executive Officer, or failing him, Werner Gartner, Executive Vice President and Chief Financial Officer, or either of them, or instead of either of the foregoing,                                                                              , as proxyholder, with full power of substitution, to attend, to act and to vote all Common Shares in the capital of the Corporation owned by the undersigned at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Company’s headquarters at 1120-68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, on Tuesday, July 20, 2004, commencing at 9:00 a.m. (local time), and any adjournment thereof, and at every poll which may take place in consequence thereof upon the matters which may come before the Annual Meeting.

This proxy is solicited by or on behalf of the Board of Directors and the management of the Company.  The Common Shares represented by this proxy will be voted for or withheld from voting for on any motion by ballot or otherwise in accordance with any indicated instructions. In the absence of contrary directions, this proxy will be voted FOR the resolutions set out below.  If no direction is indicated and a person other than the persons specified in the preceding paragraph is appointed as proxyholder, then votes represented by this proxy will be voted at the discretion of the proxyholder appointed.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù  Detach here from proxy voting card.  Ù

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Access your Novatel Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Novatel Inc., now makes it easy and convenient to get current information on your shareholder account.

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NOTES

1. A shareholder has the right to appoint a person other than the persons designated in the above form of proxy to attend, act and vote for him on his behalf at the Annual Meeting.  To exercise such right the shareholder may strike out the names of the specified persons and insert the name of the shareholder’s desired proxyholder in the blank space provided or may complete another appropriate proxy and, in either case, should deliver the completed proxy to the Company before the time of the Annual Meeting.  Any shareholder signing a proxy in the form accompanying this proxy statement has the power to revoke it at any time insofar as it has not been exercised by depositing a duly exercised instrument in writing revoking the proxy either at the Company’s office at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof at which the proxy is to be used or with the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof or in any other manner permitted by law.

2. The instrument of proxy will not be valid unless it is dated and signed by the shareholder or by his attorney duly authorized by him in writing, or, in the case of a corporation, is executed by an officer or officers or attorney for the corporation.  If the instrument of proxy is executed by an attorney for an individual shareholder or joint shareholders or by an attorney for an individual shareholder or joint shareholders or by an officer or officers or attorney of a corporate shareholder, the instrument so empowering the officer or officers or the attorney, as the case may be, or a notarial copy thereof, should accompany the proxy instrument.

3. The instrument of proxy to be effective must be deposited with Mellon Investor Services, L.L.C., Proxy Processing, P.O. Box 3720, South Hackensack, NJ 07606-9420, not less than forty-eight (48) hours before the time for holding the Annual Meeting.

4. If this proxy is not dated in the space provided, it is deemed to bear the date on which it was mailed by the Company.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHOLD FROM VOTING FOR ALL nominees			FOR	WITHHOLD FROM VOTING FOR
1.	The election of each of the nominees for the Board of Directors named in the accompanying Proxy Statement;	☐	☐	2.	The appointment of Deloitte & Touche LLP as the auditors of NovAtel Inc. and to authorize the Board of Directors to fix such auditors’ remuneration;	☐	☐	5.	Receive the consolidated financial statements of NovAtel Inc. for the year ended December 31, 2003 and the report of the auditors; and

or	WITHHOLD FROM VOTING FOR the following nominee(s):			3.	Approve the amendment of the NovAtel Inc. Employee Stock Option Plan to increase the number of shares authorized for issuance thereunder by 90,000;	☐	☐	6.	In their discretion, upon any and all such other matters which may properly come before the Annual Meeting.

	with respect to the election of 01 Gregory O. Baylin, 02 Werner Gartner, 03 Jonathan W. Ladd, 04 Richard D. Orman, 05 Joel A. Schleicher, 06 Charles R. Trimble, 07 David E. Vaughn and 08 Gregory A. Yeldon;			4.	Approve the amendment of the NovAtel Inc. Directors Stock Option Plan to decrease the number of shares authorized for issuance thereunder by 50,000;	☐	☐

The undersigned hereby confers sole authority on the proxy-holder to act at the Annual Meeting for and on behalf of and in the name of the undersigned and to cast the number of votes that the undersigned would be entitled to cast if personally present at the Annual Meeting, the undersigned hereby ratifying and confirming and agreeing to ratify and confirm all that the proxyholder may lawfully do by virtue hereof with respect to the resolutions referred to above.

									The undersigned hereby revokes any proxy previously given in respect of the Annual Meeting.

									SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

Signature	Print Name Clearly	Dated:	, 2004

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Shares.  If more than one name appears, all should sign.  Joint owners should each sign personally.

Ù  Detach here from proxy voting card  Ù

You can view the Annual Report and Proxy Statement on the internet at: http://www.novatel.com